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                                                           Exhibit 99.23 (d)(iv)

                         MANAGEMENT FEE WAIVER AGREEMENT

     This Management Fee Waiver Agreement (this "Agreement") is made and entered into as of this 1st day of November 2004 between Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Securities Trust ("Securities Trust") with respect to its Lord Abbett Alpha Series Fund (the "Fund").

     In consideration of good and valuable consideration, receipt of which is hereby acknowledged, Lord Abbett agrees to waive its management fee payable under the Management Agreement between Lord Abbett and Securities Trust with respect to the Fund for the fiscal year beginning November 1, 2004 through October 31, 2005.

     IN WITNESS WHEREOF, Lord Abbett and Securities Trust have caused this Agreement to be executed by a duly authorized member and officer, respectively, as of the day and year first above written.


                               LORD, ABBETT & CO. LLC


                         BY:   /s/ Paul A. Hilstad
                               -------------------
                               Paul A. Hilstad
                               Member and General Counsel


                               LORD ABBETT SECURITIES TRUST


                         BY:   /s/ Christina T. Simmons
                               ------------------------
                               Christina T. Simmons
                               Vice President and Assistant Secretary